Exhibit 99.1

Investor Contact: Geoffrey Helliwell Treasurer 978-715-1041 800-225-3384 Geoffrey_Helliwell@Millipore.com	Media Contact: Thomas Anderson Vice President Corporate Communications 978-715-1043 800-225-3384 Thomas_Anderson@Millipore.com

New President and CEO of Millipore Effective January 1, 2005

Billerica, Massachusetts, December 6, 2004—Millipore Corporation (NYSE: MIL) announced that its new President and CEO, Martin D. Madaus, will start on January 1, 2005. Dr. Madaus will also join Millipore’s Board of Directors on January 1. Dr. Madaus will assume the role of President and CEO from Francis J. Lunger, who will remain as Chairman of the Board until March 1, 2005.

Dr. Madaus comes to Millipore from Roche Diagnostics Corporation where he led a $1.9 billion business with 4,000 employees. His appointment to Millipore was announced on October 25, 2004.

About Millipore

Millipore is a multinational, high technology bioscience company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the worldwide life science research, biotechnology and pharmaceutical industries. For more information, visit www.millipore.com.

Millipore Forward Looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, foreign exchange rates; regulatory delay in the approval of new therapeutics and their ultimate commercial success; further consolidation of drug manufacturers; competitive factors such as new membrane technology; lack of availability of raw materials or component products on a timely basis; inventory risks due to shifts in market demand; change in product mix; conditions in the economy in general and in the bioscience markets in particular; potential environmental liabilities; the inability to utilize technology in current or planned products due to overriding rights by third parties; difficulties inherent in research and development activities; and the risk factors listed from time to time in Millipore’s filings with the SEC.